Press Release

James J. Connor Named President and Chief Executive Officer for Tecumseh Products Company

Ann Arbor, Mich., July 13, 2011—Tecumseh Products Company (Nasdaq: TECUA, TECUB) announced today that James J. Connor has been named President and Chief Executive Officer effective immediately. Connor has broad experience with manufacturing companies at the CFO and CEO levels and as a strategic adviser to numerous other companies. He most recently served as the Chief Financial Officer for Tecumseh Products Company since January 2010.

Connor’s appointment as President and Chief Executive Officer comes after an extensive search conducted with the assistance of Heidrick and Struggles, a nationally recognized executive search firm. Connor was recommended as one of the finalists during this process and Tecumseh’s Board of Directors subsequently selected Connor acknowledging the progress made over the past eighteen months under his leadership both as CFO and more recently as the search for the CEO was being conducted.

Connor brings deep operational, financial and leadership skills to his new role. He served as a managing director of BBK Ltd. from 2005 through 2010 working with manufacturing companies to help them develop and implement their product, financial and operating strategies and from 2000 to 2005 served as president and chief executive officer of Newcor Inc. which manufactures precision machined components and related products for the automotive, heavy truck, agricultural and appliance industries.

About Tecumseh Products Company

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Contact:	Jim Connor Tecumseh Products 734-585-9507 investor.relations@tecumseh.com